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                        [UNUM LETTERHEAD APPEARS HERE]

February 26, 1997

UNUM Life Insurance Company of America
2211 Congress Street
Portland, ME  04122

Re:  24f-2 Notice
     SEC Reg. No.  33-45851
     SEC Account No.  0000849589

Dear Sir or Madam:

This opinion is furnished in connection with the filing by UNUM Life Insurance Company of America ("UNUM/America") of an annual report pursuant to Rule 24f-2 (the "Rule") under the Investment Company Act of 1940 relating to the registration by the VA-I Separate Account of UNUM Life Insurance Company of America ("Separate Account") under the Securities Act of 1933 (the "1993 Act") of an indefinite number of units of interest (the "Units") under group variable annuity contracts and certificates (the "Contracts"). These securities were registered by the filing under the 1933 Act of Registration Statement No. 33-45851 which became effective on May 1, 1992.

I have examined all corporate records of UNUM/America and such other documents and laws as I consider appropriate as a basis for the opinion expressed herein. On the basis of such examination, it is my opinion that:

1. UNUM/America is a duly incorporated and validly existing life insurance company under the laws of the state of Maine.

2. The Separate Account is an account established and maintained by UNUM/America pursuant to the laws of the state of Maine, under which income gains or losses, whether realized or unrealized, from assets allocated to the Separate Account are in accordance with the terms of the Contracts credited to or charged against the Separate Account without regard to other income gains or losses of UNUM/America.


3. Assets allocated to a Separate Account are owned by UNUM/America in connection with the Contracts and are not chargeable with liabilities arising out of any other business UNUM/America may conduct.

4. The Contracts have been duly authorized and each of the Contracts constitutes a validly issued and binding obligation of UNUM/America in accordance with its terms. Purchases of the Contract described in the prospectus are subject only to the deductions, charges and fees set forth in such prospectus.

Sincerely,

/s/ ROSEMARY A. MOORE
    -----------------
Rosemary A. Moore
Counsel